UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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NOVAGOLD RESOURCES INC.

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April 30, 2025

NOVAGOLD RESOURCES INC. (the “Company” or “NOVAGOLD”) Shareholders

Re: NOVAGOLD RESOURCES INC.’s Annual General Meeting of Shareholders on May 15, 2025: Advisory Vote on Executive Compensation

Dear Valued Shareholder,

The Compensation Committee of the Board of Directors (“We” or the “Committee”) of the Company are writing to you to ask for your continued support for our Advisory Vote on Executive Compensation (“Say- on-Pay”), at our Annual General Meeting of Shareholders to be held on May 15, 2025 (the “2025 AGM”).

We understand you may have received a research report from ISS recommending a vote against our Say- on-Pay resolution. Their concerns are primarily focused on: (i) performance targets and the discretionary vesting of performance share units (“PSUs”) that did not meet original performance criteria; and (ii) a view that NOVAGOLD targets total compensation above the median of peers. In contrast, another leading proxy advisory firm, Glass, Lewis & Co. (“GL”), has recommended shareholders vote ‘FOR’ all proposals at the 2025 AGM. GL noted in their proxy paper regarding our Say-on-Pay resolution: “…we believe the Company maintains a fair program structure, with a sufficient emphasis on performance-based compensation. Absent any particularly egregious compensation decisions during the year in review, we believe shareholders may support the proposal at this time”.

Historically, our Say-on-Pay resolution has received strong shareholder support, with an average of 91.28% approval at the past three Annual General Meetings (with an average voter turnout of 77.69%) that has underscored confidence in our pay-for-performance philosophy. Maintaining an active shareholder engagement program continues to be a high priority for the Company and the Committee and is an integral part of our corporate governance practices. To date the Company has been consistent in engaging with its shareholders holding approximately 80% or more of the issued and outstanding shares in a transparent manner, listening to feedback with a view of enhancing practices and disclosures, while addressing any concerns.

We understand ISS’ quantitative pay-for-performance test has resulted in a “High Concern” rating this year, signalling a perceived misalignment between compensation and performance. We further recognize that ISS’ approach to Say-on-Pay consists of both a qualitative review of compensation structure and disclosure, and a quantitative analysis of compensation relative to performance.

We want to highlight the rationale behind our compensation decisions, which are designed to ensure NOVAGOLD’s long-term success and shareholder value creation. NOVAGOLD has a pay-for-performance philosophy, and the compensation programs of the Company are designed to attract and retain executive officers with the talent and experience necessary for the success of the Company, including development of the large and remote Donlin Gold project (“Donlin Gold”) in Alaska. We respectfully request that you consider the below points before making your voting decision and believe that you will conclude that continued support for the Company’s Say-on-Pay resolution is warranted.

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(i)	Target Performance and Discretionary Vesting of PSUs

The Board of Directors of the Company (the “Board”) adopted the Performance Share Unit (“PSU”) Plan in 2009 for the benefit of the Company’s executives, employees and consultants. PSUs assist in the retention of qualified and experienced executives and employees by rewarding those individuals who make a long-term commitment to the Company. The Amended PSU Plan was most recently approved by shareholders at the Company’s 2023 Annual Meeting of Shareholders.

The annual PSU awards granted to employees on December 1, 2021 (the “2021 PSUs”), did not meet the performance criteria for a guaranteed minimum payout as of November 30, 2024, which was the end of the performance period. Upon the recommendation of the Committee, and after obtaining conditional approval from the Toronto Stock Exchange, the Board approved a discretionary payout of 25% of the 2021 PSUs in December 2024, totaling 102,100 Common Shares, for the following reasons:

•	it is in the best interest of the Company and its long-term employee retention strategy;
•	the Company did not pay out PSUs in 2023 or 2022 as the performance criteria was not met and the PSU grants were forfeited;
•	certain factors outside the Company’s control have impacted the ability of the Company to meet the performance criteria;

•	the Board and management believe that every employee should be an owner of the Company because ownership is fundamental to aligning the interests of management and employees with those of shareholders. As a result, share-based compensation is an important component of the Company’s compensation program and the Company’s employees should not be disadvantaged by factors outside their control; and
•	consistent with the at-risk performance-based pay philosophy, long-term incentive compensation comprises a significant portion of the total compensation payable by the Company.

(ii)	Executive Compensation Philosophy: Pay Above the Median

ISS noted concerns about NOVAGOLD targeting compensation above the median of peers, yet this analysis does not fully account for the unique attributes of Donlin Gold – one of the largest undeveloped gold deposits in the world. Donlin Gold is a significant undertaking due to its size, scale, and remote location. It is much larger and likely more complex than any asset owned by our Peer Group companies. Managing such a resource requires an executive team with extensive experience and skills in advancing significant deposits into production. As Donlin Gold is still in the development stage, traditional performance metrics such as revenue, operating cash flow, or production volumes are not applicable or appropriate metrics for long-term incentive compensation; however, the Board has identified specific project development goals which are disclosed in the Company’s 2025 Management Information Circular (pages 39-43) and are tied to performance under the annual incentive program. The year-over-year accomplishment of these project development goals is one reason Paulson Advisers has agreed to acquire a 40% ownership stake in Donlin Gold. Our executive compensation program acknowledges this need and is designed to attract and retain executives with specialized skills, knowledge, and experience, which come from working for and with large mining companies. These skills include expertise in geology, engineering, logistical planning, preparation of feasibility studies, permitting, regulation, mine construction and operation, government and community affairs, compliance, marketing, finance, and accounting.

As part of our 2024 executive compensation planning, the Committee referred to the compensation paid by senior mining companies to their incumbents in positions comparable to those held by our Named Executive Officers (“NEOs”). Although not included in the Peer Group, the Committee referenced the compensation packages of Barrick Gold Corporation, Newmont Corporation, Agnico Eagle Mines Ltd., and Kinross Gold Corporation. This was done for several reasons: (i) our 2024 NEOs previously worked for senior mining companies, (ii) to measure the competitiveness of our compensation programs, and (iii) because the Committee considers these companies to be competitors for our executive talent. No changes to our compensation programs were made as a result of this supplemental review.

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The NOVAGOLD executive team demonstrated strong performance ratings in fiscal year 2024, with individual performance ratings ranging from 100% to 135%. Gregory Lang, President and CEO, ensured a smooth transition of CFO duties from the retiring CFO to the new CFO and served on the Donlin Gold LLC board, overseeing strategic advancements in permitting, permitting defense, engineering, and community relations. Peter Adamek, Vice President and CFO, played a lead role in safeguarding the Company's treasury, ending the fiscal year under budget, and maintained strong internal controls with no significant deficiencies or material weaknesses. Lastly, Richard Williams, Vice President and COO, oversaw updates to the Donlin Gold resource model by an independent third-party consultant and served as the lead on the Donlin Gold pilot plant and metallurgical work.

Looking Ahead

NOVAGOLD remains committed to a pay-for-performance framework that aligns executive compensation with shareholder value and company progress. As Donlin Gold advances, we will continue to evaluate our compensation structure to maintain this alignment. We are confident that NOVAGOLD has the right organizational structure, people, and platform to continue building NOVAGOLD’s business and to support long-term growth opportunities.

The expected increase of NOVAGOLD’s ownership in Donlin Gold from 50% to 60% enhances the Company’s influence over the project's development and reflects the executives' successful negotiation skills and strategic foresight. The closing of the transaction late in the second quarter or early in the third quarter of 2025 will establish the new Donlin Gold ownership with Paulson Advisers and will bring significant financial backing and expertise, crucial for advancing Donlin Gold and updating the Feasibility Study, showcasing the executives' ability to secure valuable alliances.

We urge you to consider the full context of our executive compensation decisions. Ensuring leadership continuity is essential to our long-term success and the advancement of Donlin Gold. For these reasons, we strongly encourage you to vote FOR our Say-on-Pay resolution at the upcoming AGM. Should you have any questions or wish to discuss this further, please contact us at info@novagold.com. Thank you for your continued support.

Sincerely,

Kalidas V. Madhavpeddi

Chair of the Compensation Committee

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